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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Post Effective Amendment No. 2 to the Registration Statement (Form S-3 No: 333-33025) and related Prospectus of Educational Medical, Inc. for registration of 718,048 shares of its common stock and to the incorporation by reference therein of our report dated June 30, 1997, except for the second paragraph of Note 3 as to which the date is August 27, 1997, with respect to the consolidated financial statements and schedule of Educational Medical, Inc. included in its Annual Report (Form 10-K/A) for the year ended March 31, 1997, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP

Atlanta, Georgia
February 27, 1998